SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-18241

                          BARRINGER LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

                             15000 W. 6TH, SUITE 300
                             GOLDEN, COLORADO 80401
                                 (303) 277-1687
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an "X" in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)       [ ]          Rule 15d-6
         Rule 12h-3(b)(1)(i)        [X]

     APPROXIMATE  NUMBER OF HOLDERS OF RECORD AS OF THE  CERTIFICATION OR NOTICE
DATE: NINETY-NINE (99).

     Pursuant to the requirements of the Securities Exchange Act of 1934, Barringer Laboratories, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         DATE:  August 11, 2000

                                          BARRINGER LABORATORIES, INC.


                                          By: /s/ Graham Russell
                                             -----------------------------------
                                             Graham Russell
                                             Chief Executive Officer